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                                                                    EXHIBIT 5.1



                                 WINSTON & STRAWN LLP
                                 35 WEST WACKER DRIVE
                                  CHICAGO, IL  60601




                                    April 29, 2005


BY EDGAR AND FEDEX
------------------
Morningstar, Inc.
225 West Wacker Drive
Chicago, IL  60606

            RE:   Form S-1 Registration Statement (Registration No. 333-115209)
                  -------------------------------------------------------------

Ladies and Gentleman:

            We have acted as special counsel to Morningstar, Inc., an Illinois corporation ("Morningstar"), in connection with Morningstar's registration statement on Form S-1 (Registration No. 333-115209) initially filed with the Securities and Exchange Commission (the "Commission") on May 6, 2004, as amended to date (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration of the offer and sale of (a) up to 7,612,500 issued and outstanding shares of Morningstar's common stock, no par value per share (the "Common Stock"), which may be offered and sold by certain selling shareholders pursuant to the Registration Statement (the "Secondary Shares") and (b) up to 1,141,875 authorized but unissued shares of Common Stock which may be issued, offered and sold by Morningstar pursuant to the Registration Statement

            This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

            In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion

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Morningstar, Inc.
April 29, 2005
Page 2

that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of Morningstar and others.

            Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

            1. The Primary Shares will be duly authorized by the requisite corporate action on the part of Morningstar and, when issued and paid for as described in the Registration Statement, the Primary Shares will be validly issued, fully paid and nonassessable.

            2. The Secondary Shares have been duly authorized and are validly issued, fully paid and nonassessable.

            We express no opinion as to matters governed by any laws other than the laws of the State of Illinois. This opinion letter is being furnished solely in connection with the filing of the Registration Statement and is not to be used, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent.

            We hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that our firm is within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission.

                                       Very truly yours,

                                       /s/ Winston & Strawn LLP